Exhibit 4.7(c)

ROCK-TENN COMPANY
as Issuer

and

THE GUARANTORS PARTY HERETO
____________________

3.500% SENIOR NOTES DUE 2020
4.000% SENIOR NOTES DUE 2023
____________________

SUPPLEMENTAL INDENTURE NO. 1

DATED AS OF NOVEMBER 7, 2013

to

INDENTURE

DATED AS OF SEPTEMBER 11, 2012

____________________

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.
as Trustee

SUPPLEMENTAL INDENTURE NO. 1, dated as of November 7, 2013, among Rock-Tenn Company, a Georgia corporation (the “Company”), the guarantor of the Company named on the signature pages hereto (the “New Guarantor”), and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”) under the hereafter defined Indenture.
WHEREAS the Company and the Guarantors heretofore executed and delivered to the Trustee an Indenture dated as of September 11, 2012 (the “Indenture”), providing for the issuance of the Company’s 3.500% Senior Notes due 2020 and 4.000% Senior Notes due 2023 (the “Notes”); and
WHEREAS, the execution and delivery of this Supplemental Indenture has been duly and validly authorized by the Company and the New Guarantor; and
WHEREAS, pursuant to Section 9.1(7) of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture; and
WHEREAS, all the conditions and requirements necessary to make this Supplemental Indenture a valid, binding and legal instrument in accordance with its terms have been performed and fulfilled by the parties hereto and the execution and delivery thereof have been in all respects duly authorized by the parties hereto.
NOW, THEREFORE, in consideration of the above premises, each party agrees, for the benefit of the others and for the equal and ratable benefit of the Holders of the Notes, as follows:
ARTICLE ONE
REAFFIRMATION AND ACCESSION
SECTION 1.01. Reaffirmation. The Company hereby expressly and unconditionally reaffirms each and every covenant, agreement and undertaking of such party in the Indenture.
SECTION 1.02. Guarantees and Accession of Guarantees. The New Guarantor hereby fully and unconditionally guarantees, on a joint and several basis, the obligations of the Company under the Notes and the Indenture to the extent provided in, and subject to the limitations set forth in, Article X of the Indenture, and further expressly and unconditionally agrees to be bound by each and every other covenant, agreement and undertaking of a Guarantor in the Indenture.
ARTICLE TWO
MISCELLANEOUS PROVISIONS
SECTION 2.01. Terms Defined. For all purposes of this Supplemental Indenture, except as otherwise defined or unless the context otherwise requires, terms used in capitalized form in this Supplemental Indenture and defined in the Indenture have the meanings specified in the Indenture.

SECTION 2.02. Indenture. Except as amended hereby, the Indenture and the Notes are in all respects ratified and confirmed and all the terms shall remain in full force and effect.
SECTION 2.03. Governing Law. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE.
SECTION 2.04. Successors. All agreements of the Company and the New Guarantor in this Supplemental Indenture and the Notes shall bind their respective successors to the extent set forth in the Indenture.
SECTION 2.05. Multiple Counterparts. This Supplemental Indenture may be signed in any number of counterparts each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Supplemental Indenture.
SECTION 2.06. Effectiveness. The provisions of this Supplemental Indenture will take effect immediately upon its execution and delivery by the Trustee in accordance with the provisions of the Indenture.
SECTION 2.07. Trustee Disclaimer. The Trustee accepts the amendment of the Indenture effected by this Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture as hereby amended, and without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company and the New Guarantor, or for or with respect to (i) the validity or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Company and the New Guarantor by corporate action or otherwise, (iii) the due execution hereof by the Company and the New Guarantor and/or (iv) the consequences (direct or indirect and whether deliberate or inadvertent) of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture No. 1 to be duly executed as of the date first written above.
Very truly yours,

ROCK-TENN COMPANY,
by
/s/ Steven C. Voorhees

ROCK-TENN XLS II, LLC, the New Guarantor
by
/s/ Steven C. Voorhees

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee
by
/s/ Teresa Petta

[Signature Page to Supplemental Indenture]